EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
JUNE 2015 MONTHLY DIVIDEND AND
MAY 29, 2015 RMBS PORTFOLIO CHARACTERISTICS

•	June 2015 Monthly Dividend of $0.18 Per Share
•	RMBS Portfolio Characteristics as of May 29, 2015

Vero Beach, Fla., June 9, 2015 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of June 2015. The dividend of $0.18 per share will be paid June 30, 2015, to holders of record on June 22, 2015, with an ex-dividend date of June 18, 2015.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of June 9, 2015, the Company had 21,736,494 shares outstanding, including shares sold via the Company’s at the market program through that date that have not yet settled. At March 31, 2015, the Company had 17,924,383 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of May 29, 2015 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2014.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	May 2015 CPR
Asset Category	Face	Value(1)	Price	Portfolio	Coupon	(Reported in Jun)
As of May 29, 2015
Adjustable Rate RMBS	$3,236	$3,461	106.94	0.18%	3.64%	0.24%
10-1 Hybrid Rate RMBS	55,655	57,210	102.79	2.89%	2.56%	1.18%
Hybrid Adjustable Rate RMBS	55,655	57,210	102.79	2.89%	2.56%	1.18%
15 Year Fixed Rate RMBS	75,040	79,936	106.52	4.05%	3.40%	6.28%
20 Year Fixed Rate RMBS	325,741	351,107	107.79	17.80%	4.00%	4.71%
30 Year Fixed Rate RMBS	1,273,231	1,384,011	108.70	70.16%	4.33%	15.25%
Total Fixed Rate RMBS	1,674,012	1,815,054	108.43	92.01%	4.23%	12.05%
Total Pass-through RMBS	1,732,903	1,875,725	108.24	95.08%	4.18%	11.55%
Interest-Only Securities	556,052	69,590	12.52	3.53%	3.65%	16.87%
Inverse Interest-Only Securities	142,558	27,412	19.23	1.39%	6.13%	22.32%
Structured RMBS	698,610	97,002	13.89	4.92%	4.35%	17.64%
Total Mortgage Assets	$2,431,513	$1,972,727		100.00%	4.19%	13.59%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value(1)	Portfolio	Asset Category	Value(1)	Portfolio
As of May 29, 2015			As of May 29, 2015
Fannie Mae	$1,575,230	79.9%	Whole Pool Assets	$1,549,108	78.5%
Freddie Mac	377,652	19.1%	Non Whole Pool Assets	423,619	21.5%
Ginnie Mae	19,845	1.0%	Total Mortgage Assets	$1,972,727	100.0%
Total Mortgage Assets	$1,972,727	100.0%

(1)	Amounts in the tables above include assets with a fair value of approximately $88.1 million purchased in May 2015 which settle in June 2015.

Repurchase Agreement Exposure By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of May 29, 2015	Borrowings(1)	Debt	in Days	Maturity
J.P. Morgan Securities LLC	$247,483	14.2%	34	7/13/2015
RBC Capital Markets, LLC	154,266	8.8%	36	7/20/2015
Goldman, Sachs & Co	145,861	8.4%	16	6/17/2015
Citigroup Global Markets Inc	145,371	8.3%	22	8/26/2015
Mitsubishi UFJ Securities (USA), Inc	124,878	7.2%	29	7/20/2015
ICBC Financial Services LLC	124,114	7.1%	40	7/13/2015
Mizuho Securities USA, Inc	107,279	6.1%	18	7/20/2015
CRT Capital Group, LLC	106,623	6.1%	24	6/26/2015
KGS-Alpha Capital Markets, L.P	77,519	4.4%	16	6/26/2015
Cantor Fitzgerald & Co	73,454	4.2%	43	7/17/2015
Merrill Lynch, Pierce, Fenner & Smith Inc	71,761	4.1%	25	6/26/2015
Wells Fargo Bank, N.A.	67,304	3.9%	17	6/15/2015
ED&F Man Capital Markets Inc	66,358	3.8%	53	8/14/2015
Morgan Stanley & Co	56,292	3.2%	21	6/19/2015
Guggenheim Securities, LLC	48,781	2.8%	30	7/17/2015
Daiwa Securities America Inc.	47,395	2.7%	14	6/15/2015
South Street Securities, LLC	36,176	2.1%	19	6/26/2015
Nomura Securities International, Inc.	30,535	1.7%	33	7/13/2015
Barclays Capital Inc	10,222	0.6%	14	6/12/2015
Suntrust Robinson Humphrey, Inc	4,500	0.3%	7	6/5/2015
Total Borrowings	$1,746,172	100.0%	28	8/26/2015

(1)
In May 2015, the Company purchased assets with a fair value of approximately $88.1 million which settle in June 2015 that are expected to be funded by repurchase agreements.  These anticipated borrowings are not included in the table above.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of May 29, 2015
Adjustable Rate RMBS	$3,461	1	10.07%	2.00%	$19	$(20)
Hybrid Adjustable Rate RMBS	57,210	92	7.56%	2.00%	899	(1,118)
Total Fixed Rate RMBS	1,815,054	n/a	n/a	n/a	27,653	(36,889)
Total Pass-through RMBS	1,875,725	n/a	n/a	n/a	28,571	(38,027)
Interest-Only Securities	69,590	n/a	n/a	n/a	(13,141)	11,804
Inverse Interest-Only Securities	27,412	1	6.31%	n/a	(370)	(451)
Structured RMBS	97,002	n/a	n/a	n/a	(13,511)	11,353
Total Mortgage Assets	$1,972,727	n/a	n/a	n/a	$15,060	$(26,674)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$820,000	Dec-2018	$(15,445)	$17,625
Payer Swaption			275,000	Sep-2025	(67)	450
Grand Total					$(452)	$(8,599)

(1)
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400